Exhibit 5.1

One Financial Center Boston, MA 02111 617 542 6000 mintz.com

July 6, 2026

CervoMed Inc.

20 Park Plaza, Suite 424

Boston, MA 02116

Ladies and Gentlemen:

We have acted as counsel to CervoMed Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling shareholders listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of an aggregate of 10,081,131 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which consist of (i) 1,767,514 shares of Common Stock (the “PIPE Shares”) delivered to the selling shareholders pursuant to the Agreement (as defined below), (ii) 1,592,863 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock held by a selling stockholder (the “Pre-Funded Warrant Shares”), and (iii) 3,360,377 shares of Common Stock issuable upon the exercise of outstanding Series B warrants (the “Series B Warrants”) to purchase shares of Common Stock held by the selling stockholders (the “Series B Warrant Shares”), and (iv) 3,360,377 shares of Common Stock issuable upon the exercise of outstanding Series C warrants (the “Series C Warrants,” and collectively with the Pre-Funded Warrants and Series B Warrants, the “Warrants”) to purchase shares of Common Stock held by the selling stockholders (the “Series B Warrant Shares,” and collectively with the Pre-Funded Warrant Shares and Series B Warrant Shares, the “Warrant Shares”), pursuant to the Securities Purchase Agreement by and between the Company and the purchasers identified as parties thereto, dated as of June 9, 2026 (the “Agreement”).

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The PIPE Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and are validly issued, fully paid, and non-assessable.

2. The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Warrant Shares are delivered and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the PIPE Shares, the Warrants, the Warrant Shares, the Agreement or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the PIPE Shares or the Warrant Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Our opinion is limited to the DGCL and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the PIPE Shares, the Warrants or the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Mintz Levin Cohn Ferris Glovsky and Popeo, PC Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.